EXHIBIT 99.1

For Immediate Release

Emergent Group Inc. Acquires
Surgical Services Division of PhotoMedex, Inc.
Expands Service Area to 11 Additional States

SUN VALLEY, Calif., August 5, 2008 (PRIME NEWSWIRE) -- Emergent Group  Inc. (OTC BB:EMGP.OB- News), a leading provider of mobile medical lasers and surgical equipment, announced that its PRI Medical Technologies, Inc. (“PRI”) subsidiary has entered an agreement to purchase the Surgical Services division of PhotoMedex, Inc. (“PHMD”).  The PHMD division provides mobile laser services in 11 Northeast, Mid-Atlantic and Southeast states, serving 18 individual local markets expanding PRI’s geographic coverage to a total of 16 states.

PRI intends to expand the PHMD division’s products available for sale by making PRI’s full product line available to the division’s salespeople and customers.

Revenues of PHMD’s Surgical Services division were $7,667,000 for the year ended 12/31/07.  Emergent Group’s Revenues were $17,662,000 for the same period.

The purchase price of the PHMD division is approximately $3,500,000 plus closing expenses, subject to adjustment.  The purchase price is being paid by Emergent through borrowings from an institutional lender of approximately $1,750,000, a private sale of our restricted securities of approximately $1,000,000 with the balance paid from existing cash.

The transaction is anticipated to close on August 8, 2008.

About Emergent Group Inc.

Emergent Group Inc. through its wholly owned subsidiary, PRI Medical Technologies, Inc. (“PRI Medical”) provides mobile laser and surgical equipment on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in California, Nevada, Colorado, Utah, Arizona. For product and other information, visit PRI Medical’s website, http://www.primedical.net.

Forward-Looking Statements:

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-KSB and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Investor Contact:           Bruce J. Haber (914) 235-5550, x12
E-mail:                          Bhaber@Primedical.net